Exhibit 99.7

Balance Sheet Review Jim Groch Chief Investment Officer EVP, Corporate Finance

Balance Sheet: 2009 Strategic Objectives Move from concern to strength & liquidity Develop strategic path to longer term solutions Extend maturities at lowest possible cost Minimize use of equity while under pressure Improve relative competitive position

PATH to BALANCE SHEET STRENGTH and LIQUIDITY Q3: Loan Modification Process January: Economic Stress Covenant Concern Q1: Credit Amendment Q4: Equity Raise Q2: Three Simultaneous Capital Events Today: 2X Leverage (Covenants) Debt Up From 50% to ~Par Top 20 S&P 500 Performer YTD

 Q1 2009 Required Debt Amortization and Maturity Schedule 1,190 110 303 796 14 0 0 0 0 As Of March 31, 2009 $ millions Term Loan A Term Loan A1 Term Loan B Revolver (1) As of 3/31/09, the outstanding revolver balance was $444 million. $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2009 2010 2011 2012 2013 2014 2015 2016 2017

 Q3 2009 Required Debt Amortization and Maturity Schedule 1,038 2 138 228 25 0 0 296 450 $ millions Term Loan A Term Loan A1 Term Loan A2 Term Loan A3 Term Loan B Term Loan B1 11 5/8% Notes Revolver As of September 30, 2009 (1) Approximately $357.7 million and $200.5 million of the revolver facilities mature in June 2011 and June 2013 respectively. As of 9/30/09, the outstanding revolver balance was $41.1 million. $0 $200 $400 $600 $800 $1,000 $1,200 2009 2010 2011 2012 2013 2014 2015 2016 2017

Required Debt Amortization and Maturity Schedule Change from Q1 2009 to Q3 2009 -568 11 -152 0 296 0 450 -165 -108 ($800) ($600) ($400) ($200) $0 $200 $400 $600 2009 2010 2011 2012 2013 2014 2015 2016 2017

Q1 vs. Q3 Q1 09 Q3 09 1 Cash Balance $424M $620M Undrawn Revolver $156M $517M Total Capacity2 $580M $1,137M Amortization/ Maturities Through YE 2012 $1,223 $393 Leverage Ratio (Bank Covenants)3 2.78x 2.08x (1) Adjusted to include cash from $300M equity raise completed on November 11th, 2009 (2) Capacity is reduced by $24.5 million due to outstanding letters of credit (3) Maximum Allowable of 4.25x

Q1: Amend Credit Agreement Aggressive approach Make our case lender by lender (top 17) Create covenant cushion Create flexibility and “optionality” Ability to acquire debt at discount Incentives to pre-pay debt Ability to extend revolver Ability to modify loans

Q2: Three Simultaneous Capital Events On June 10th CBRE Simultaneously Announced: $100M equity sale to Paulson $450M subordinated debt offering (anchored by Paulson) $50M “At The Market” equity program Exercised option in credit agreement to pre-pay debt and achieve permanent reduction in interest rate of 50 basis points on $830 million of term loans and $600 million of revolving credit facility.

Q3: Loan Modification Process Exercised provision in credit agreement amendment Created four new tranches of debt Created six offers for lenders in existing tranches Lenders accepted offers to modify $985M Extended average amortization/maturity by two years 50 bps incremental interest expense on modified debt1 (1) At Covenant Leverage Ratio of 2.75 or lower

Q4: Equity Raise November 3rd announcement of a $300M “At The Market” equity program November 11th announced completion of the program

Year To Date Leverage reduced to ~2x under covenants Debt traded up from ~50% of par to ~par Equity raises totaled ~15% of current outstanding shares (at average of $9.49 per share) Equity performed among the top 3% of S&P 500 (Q3) Balance sheet and liquidity materially strengthened Balance sheet moved from competitive weakness to competitive strength